As filed with the Securities and Exchange Commission on August 29, 2014

Registration No. _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

______________________

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

______________________

Delaware	46-3011414
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

(908) 443-1860

(Address of Principal Executive Offices)

 ______________________

MATINAS BIOPHARMA HOLDINGS, INC. 2013 EQUITY COMPENSATION PLAN

(as amended and restated)

(Full Title of the Plan)

______________________

Roelof Rongen

Chief Executive Officer

Matinas BioPharma Holdings, Inc.

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

(Name and Address Including Zip Code, of Agent For Service)

(908) 443-1860

Telephone Number, Including Area Code

 _________________________

With copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

 _________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	8,250,000	$0.80	$6,600,000	$851.00

(1) Covers 8,250,000 shares of common stock issuable under the Matinas BioPharma Holdings, Inc. 2013 Equity Compensation Plan, as amended and restated effective as of May 8, 2014 (the “2013 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminable number of shares of common stock issuable under the 2013 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(2)  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low price as reported on the by the OTC Bulletin Board on August 26, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be delivered to the participants in the Matinas BioPharma Holdings, Inc. 2013 Equity Compensation Plan, as amended and restated effective as of May 8, 2014 (the “2013 Plan”) covered by this Registration Statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Matinas BioPharma Holdings, Inc. (the “Company”) with the Commission, are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Special Financial report on Form 10-K dated April 11, 2014 filed pursuant to Rule 15d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes audited financial statements for the Company’s latest fiscal year;

2.	The Company’s quarterly reports on Form 10-Q for the interim periods ended March 31, 2014 and June 30, 2014, filed on May 14, 2014 and August 8, 2014, respectively;

3.	The Company’s current reports on Form 8-K filed on April 30, 2014 and August 8, 2014 (except for such information that is deemed furnished and not filed in accordance with SEC rules); and

4.	The description of the Company’s common stock contained in its Prospectus dated May 21, 2014 filed pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”) (Registration No. 333-193455).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, we plan to enter into director and officer indemnification agreements with each of our directors and officers that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

The registrant has purchased directors’ and officers’ liability insurance. The registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rutherford, State of New Jersey, on this 29th day of August, 2014.

MATINAS BIOPHARMA HOLDINGS, INC.

By: /s/ Roelof Rongen
Roelof Rongen
President and CEO

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roelof Rongen, and his attorneys-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Roelof Rongen	President, Chief Executive Officer and Director	August 29, 2014
Roelof Rongen	(Principal Executive Officer)

/s/ Gary Gaglione	Interim Chief Financial Officer	August 29, 2014
Gary Gaglione	(Principal Financial and Accounting Officer)

/s/ Herbert Conrad	Chairman of the Board	August 29, 2014
Herbert Conrad

/s/ Stefano Ferrari	Director	August 29, 2014
Stefano Ferrari

/s/ James S. Scibetta	Director	August 29, 2014
James S. Scibetta

/s/ Adam K. Stern	Director	August 29, 2014
Adam K. Stern

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Matinas BioPharma Holdings, Inc., filed as Exhibit 3.1 to Form S-1/A (File No. 333-193455) filed on February 7, 2014 and incorporated herein by reference.

4.2	Bylaws of Matinas BioPharma Holdings, Inc., filed as Exhibit 3.2 to Form S-1/A (File No. 333-193455) filed on February 7, 2014 and incorporated herein by reference.

10.1	Amended and Restated 2013 Equity Compensation Plan.

5.1	Opinion of Lowenstein Sandler LLP

23.1	Consent of EisnerAmper LLP

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

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